Exhibit 10.50
SEVENTH AMENDMENT TO THE
MARATHON PETROLEUM THRIFT PLAN

Pursuant to the powers of amendment reserved under Section 24.01 of the Marathon Petroleum Thrift Plan, as amended and restated effective as of January 1, 2023, and as thereafter amended from time to time (the “Plan”), the Plan is amended, effective January 1, 2025, as follows:
FIRST CHANGE
Article I (Preamble) of the Plan is amended by the addition of a new paragraph at the end thereof, reading as follows:
References in the Plan to “participant” mean and include any “member” as otherwise defined (e.g., “Member”, “Active Member”, etc.) and used in the Plan’s provisions.

SECOND CHANGE
Section 5.06 (Catch-Up Contributions) of the Plan is amended by the addition of the following sentence at the end thereof, reading as follows:
Notwithstanding anything to the contrary in this Section 5.06, effective January 1, 2025, for an Active Member who would attain age 60 but would not attain age 64 before the close of the taxable year, the limit on Catch-Up Contributions, as defined in Code Section 414(v), is the adjusted dollar amount described in Code Section 414(v)(2)(E)(i) in effect for that taxable year.
THIRD CHANGE
Section 13.04 (Reinstatements) of the Plan is amended to read as follows:
13.04 Reinstatements; Forfeitures
Except as otherwise provided in this Plan, any nonvested amounts held in a member’s Plan account that are forfeited by the member on account of the member’s termination of employment prior to vesting shall be applied to reduce the Participating Employers’ contributions (and not any Pre-Tax Contributions, After-Tax Contributions, Roth Deferral Contributions, including any “catch-up” amounts, or participant loan repayments, as applicable) for the Plan Year; provided, that, in the event that there remain unallocated forfeitures for any applicable contributions allocation period that exceed the amount of such Participating Employers’ contributions that is required for such period, such excess shall not be allocated but shall be carried forward and include with such Participating Employers’ contributions during the next succeeding applicable contributions allocation period until such excess has been exhausted. Notwithstanding any other provision of the Plan to the contrary, forfeitures may be used to pay administrative expenses under the Plan, if so directed by the Plan Administrator.

The amounts so forfeited by the member as provided in the preceding paragraph shall be reinstated if the member is rehired by a Participating Employer, and, within five years after the date of rehire, repays the amount equal to the lesser of: (1) the Matching Contributions and earnings thereon credited to their Company Matching Account for the last 24 months in which they contributed to the Plan, or (2) the amount of the Plan distributions received upon termination of employment. The maximum an Active Member may repay is their After-Tax Contributions, and, if applicable, Pre-Tax Contributions and Roth Deferral Contributions, the total of which must not exceed the amount of their previous total distribution. Reinstated contributions by an eligible rehired employee are deposited into the After-Tax Account (if attributable to pre-1987 tax-paid employee contributions in the After-Tax Account, such contributions are credited to the pre-1987 subaccount). In any case, the rehired employee shall have reinstated toward vesting the total number of months for which contributions were matched prior to the member’s complete distribution. The source of funds for making the reinstatement of the amounts so forfeited shall be any currently unallocated forfeitures under the Plan and, if necessary, a contribution by the applicable Participating Employer.
Notwithstanding the foregoing, a Deferred Member who is reemployed by a Participating Employer or any member of the Controlled Group will have nonvested forfeited amounts automatically reinstated into the Deferred Member’s account as of the date of reemployment provided that such reemployment date occurs within five years of the date of such member’s last termination of employment from an employer within the Controlled Group. All automatic reinstatements will be invested in accordance with the member’s direction. A Deferred Member who is reemployed by a Participating Employer or any member of the Controlled Group will have reinstated toward vesting the total number of months recognized for vesting under Article XI immediately prior to such member’s last termination of employment from an employer within the Controlled Group.
Rollover Contributions or Direct Plan Transfer Contributions may be recognized as contributions for purposes of satisfying the reinstatement provisions, provided such contributions are made within five years after the date of last termination from a member of the Controlled Group.
Any amounts attributable to forfeitures transferred pursuant to the merger of another tax qualified plan with this Plan, and any other amounts treated as forfeitures under the Plan, shall be applied as provided in the first paragraph above of this Section13.04 relating to the application of forfeitures.
FOURTH CHANGE
Article XX (Administration of the Plan; Fiduciary Provisions) is amended by the addition of a new Section 20.12 at the end thereof, reading as follows:
20.12    Location of Participant or Beneficiary Unknown
A.    Subject to the requirements of the Plan’s provisions regarding the automatic rollover of certain account balances, if a participant or beneficiary who is entitled to a distribution cannot be located and the Plan Administrator has made reasonable efforts to locate the participant or beneficiary, then the participant’s or beneficiary's interest shall be forfeited at the election of the Plan Administrator, and shall be used: (a) to restore any amounts previously forfeited under this Section 20.12; and (b) as provided for the application of forfeitures in the first paragraph of Section 13.04. If the participant or beneficiary makes a claim for the account (such claim shall be made in accordance with the Plan's claim procedures at such time) subsequent to the forfeiture, then the Plan Administrator shall cause the Account to be reinstated (without adjustment for earnings) and each applicable Participating Employer may be required to restore the funds for the reinstated account balance.
B.    The Plan Administrator may, in its discretion, apply the provisions of Department of Labor Regs. Section 2550.404a-2 (and other applicable guidance thereunder) with respect to distributions from the Plan to a participant or beneficiary who cannot be located and which are mandatory distributions pursuant to Code Section 401(a)(31)(B) or as described in Department of Labor Regs. Section 2550.404a-2(d).
C.    The provisions of this Section 20.12 apply to the Speedway Component’s administration.
FIFTH CHANGE
The last sentence of Section 6.2 of the Speedway Component of the Plan is revised to read as follows:
The provisions of Section 13.04 of the Primary Plan for the use of forfeitures shall apply in a like manner to any forfeitures herein.
The Plan, as amended by the foregoing changes, is ratified and confirmed in all respects.
IN WITNESS WHEREOF, the undersigned officer has caused this Amendment to be executed effective as of the date specified above.

/s/ Lori B. Glawe
By: Lori B. Glawe, acting as authorized delegate
Date Signed:	12/18/2024

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